UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2005

PIONEER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1250 N.E. Loop 410, Suite 1000
San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 828-7689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 15, 2005, Pioneer Drilling Company amended its $47 million secured credit facility, which originally consisted of a $7 million revolving line and letter of credit facility and a $40 million acquisition facility for the acquisition of drilling rigs, drilling rig transportation equipment and associated equipment. The amendment reinstates and increases the acquisition facility from $40 million to $50 million. Frost National Bank is the administrative agent and lead arranger under the amended credit facility, and the lenders include Frost National Bank, the Bank of Scotland and Zions First National Bank.

The credit facility contains various covenants pertaining to our debt to capitalization ratio, leverage and fixed charge coverage ratios and restrict us from paying dividends. We will determine compliance with the ratios on a quarterly basis, based on the previous four quarters. Events of default, which could trigger an early repayment requirement, include among others:

•	our failure to make required payments;

•	any sale of assets not permitted by the credit agreement;

•	our failure to comply with financial covenants related to a capitalization ratio not to exceed 0.3 to 1, an operating leverage ratio of not more than 3 to 1, and a fixed charge coverage ratio of not less than 1.5 to 1;

•	our incurrence of additional indebtedness in excess of $3 million not already allowed by the credit facility;

•	An event which results in a change in the ownership of at least 40% common stock; and

•	any payment of cash dividends on our common stock.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1	Fourth Amendment dated December 15, 2005 to Credit Agreement between Pioneer Drilling Services, Ltd. and Frost National Bank, as Administrative Agent, Agent, Lead Arranger and Lender dated October 29, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY

By:	/s/ William D. Hibbetts
William D. Hibbetts SeniorVice President and Chief Financial Officer

Date: December 16, 2005